Exhibit 10.14

Fujian Jinjiang Chendai Ansheng Shoes and Clothing Co., Ltd.
Share Transfer Agreement

Party A: Ding Jiaobiao
Party B: Ansheng (HK) Holdings Limited
Legal Representative: Lam Chiu Ming

Fujian Jinjiang Chendai Ansheng Shoes&Clothing Co., Ltd.("Company") was founded by Party A, with registered capital of RMB 12,580,000 (fully-contributed). Party A currently owns 100% of the Company.
Based on negotiation, the Parties have mutually agreed on the followings:
1.Party A agrees to sell 100% shares of the Company to Party B, with consideration of RMB12,580,000, and Party B agrees to purchase the 100% shares of the Company. Party B shall pay all the consideration to Party A in cash within 3 months after this Agreement is approved by the government.
2.As a limited liability company, shareholder of the Company bears limited liability to the Company within the scope of the registered capital.
3.This Agreement is construed and governed by PRC Laws.
4.The Parties shall comply with this Agreement. In the event any of the Parties breaches the Agreement, the party shall compensate the other party for damages and losses.
5.Dispute Settlement: if any dispute inccurs from this Ageement, the Parties shall settle the dispute by equal consultation. If failed, any of the Parties may file a lawsuit with the local people's court.
6.This Agreement shall take effect after the Agreement is approved by the government.
7.There are five counterparts of this Agreement. Party A and Party B each holds one, the Company keeps one and three are filed with the government.

Party A:	Ding Jinbiao
/s/Ding Jinbiao

Party B:	Ansheng (HK) Holdings Limited
By:	/s/ Lam Chiu Ming
Lam Chui Ming
Legal Representative

Executed in the meet room of the Company, as of September 15, 2010